Exhibit 99.1

Cognex Increases Revenue Guidance for the Third Quarter Prior to Analyst Day

NATICK, Mass.--(BUSINESS WIRE)--September 19, 2022--Cognex Corporation (NASDAQ: CGNX) today announced that it has increased its revenue guidance for the third quarter of 2022 ahead of the company’s triennial Analyst Day. The company now expects revenue to be between $195 million and $205 million as compared to the company’s previous guidance of $160 million to $180 million, which was given on August 2, 2022. This increase is primarily due to the company’s ability to fulfill customer demand sooner than anticipated due to strong progress in replenishing component inventory destroyed in the previously disclosed fire at the company’s primary contract manufacturer.

“We are pleased that our hard work to procure new components has enabled us to fulfill customer demand faster than we expected,” said Robert J. Willett, Chief Executive Officer of Cognex. “We have taken the unusual step of updating our guidance on this one occasion as we recover from the fire and because we intend to cite the updated revenue guidance during Analyst Day.”

Cognex will host its Analyst Day for institutional investors and sell-side analysts on Tuesday, September 20, 2022 at the company’s headquarters in Natick, Massachusetts. At the meeting, Cognex will present an updated view of its estimated served market valued at $6.5 billion (up from $4.2 billion last estimated in 2019), including a long-term compound annual revenue growth target of 15% over the medium-to-long term.

Cognex will also introduce its inaugural Sustainability Report at the meeting, which highlights the company’s commitment to environmental, social and governance initiatives.

The meeting will be followed by product demonstrations.

The company’s updated Market Estimate and 2021 Sustainability Report are available on the Investor Relations section of the Cognex website at www.cognex.com/investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, utilizing artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $9 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial and growth targets, the expected impact of the previously-disclosed fire at our primary contract manufacturer’s warehouse on our assets, business and results of operations and related insurance recoveries, customer demand and order rates and timing of related revenue, obtaining inventory components and managing supply shortages, delivery lead times, research and development activities, new product offerings and product development activities, and strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers such as our primary contract manufacturer to manufacture and deliver quality products; (2) delays in the delivery of our products, the failure to meet delivery schedules, and resulting customer dissatisfaction or loss of sales; (3) the inability to obtain, or the delay in obtaining components, for our products at reasonable prices; (4) the failure to effectively manage product transitions or accurately forecast customer demand; (5) the inability to manage disruptions to our distribution centers or to our key suppliers; (6) the inability to design and manufacture high-quality products; (7) the impact, duration, and severity of the COVID-19 pandemic, including the availability and effectiveness of vaccines as well as government lockdowns; (8) the loss of, or curtailment of purchases by, large customers in the logistics or consumer electronics industries; (9) information security breaches; (10) the inability to protect our proprietary technology and intellectual property; (11) the inability to attract and retain skilled employees and maintain our unique corporate culture; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services, including the management of lead times and delivery dates; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential disruptions in our business systems; (17) potential impairment charges with respect to our investments or acquired intangible assets; (18) exposure to additional tax liabilities; (19) fluctuations in foreign currency exchange rates and the use of derivative instruments; (20) unfavorable global economic conditions, including high inflation rates; (21) business disruptions from natural or man-made disasters, such as the previously-disclosed fire, or public health issues; (22) economic, political, and other risks associated with international sales and operations, including the impact of the war in Ukraine; and (23) our involvement in time-consuming and costly litigation; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021 and Form 10-Q for the fiscal quarter ended July 3, 2022. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com